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The following article appeared on Forbes’ website and can be found on Veeva’s website here (https://www.veeva.com/news/#Press-Coverage).
Publicly Traded Tech Company Believes Formalizing Stakeholder Governance Will Bring Shareholder Success
Dec 8, 2020, 10:43am EST
Christopher Marquis Contributor
In September, Veeva Systems, the publicly traded cloud-computing solutions company serving the global life sciences industry, announced it would explore conversion to a Public Benefit Corporation (PBC)—making it the first Russell 1000 company to become a Delaware PBC since the structure was created in 2013 and the first publicly traded company to convert to benefit corporation governance. Veeva completed the SEC comment process and filed its definitive proxy in December. The proposed PBC conversion is heading to a shareholder vote in January 2021.
The concept of bringing purpose to the public markets has taken root over the last 12 months, with multiple Certified B Corporations and benefit corps, including Delaware PBCs, going public. Veeva, as an already publicly traded company, is taking a different approach, committing to stakeholder governance as a way to continue to provide favorable returns for shareholders over the long term.
The PBC prospect at Veeva began in 2014 when Veeva Founder and CEO, Peter Gassner, tasked Josh Faddis, senior vice president and general counsel, to think about how the company should communicate its position on purpose and responsibility.
As Faddis explains, Veeva had taken unique leadership positions on issues that were considered “outside the norm” throughout the company’s history, but the company had not communicated its positions publicly. Putting Veeva’s corporate citizenship positions on the record naturally led to a consideration of the PBC structure and how the company could best reflect its commitment to purpose.
Veeva believes that working to make its customers more productive and growing its employee base by attracting the best talent will result in greater shareholder value.
“We’ve always believed that doing the right thing for customers and employees is ultimately good for shareholders,” says Gassner. “Aligning our purpose and charter will give customers continued confidence to partner with Veeva over the long term and help attract world-class talent to the company for decades to come.”
I recently spoke with Faddis about the conversion process and the significance of Veeva’s move in the industry as part of my research on Certified B Corporations, benefit corporations, and stakeholder-focused businesses.
The preliminary proxy said the company’s vision is not sustainable over the long term if only focused on financial returns. Can you say more about that?
Josh Faddis: Our vision is to build the industry cloud for life sciences. That means we are asking our customers to make commitments to Veeva across many different product areas—including how they run clinical trials, how they manage drug safety reporting, and how they communicate with doctors about various treatments. These are big decisions that can impact the results for patients.

Decisions on systems like these are typically long-term commitments. Customers will potentially do business with Veeva for decades if they make a switch to one of our solutions. We're trying to set up a structure that allows us to be a long-term leader and achieve our vision. We think becoming a PBC will help us. This isn’t so much about the next five years. We're talking about creating the conditions for durable leadership 10 years, 20 years, 30 years down the road.
We think about financial results as sort of a derivative effect, if you will. The financial results will come but your focus has to be on something bigger. Customer success has always been one of our core values. We really think about being a strategic partner to, not just our particular customers, but the industry overall. If we focus on doing a great job for customers, being a partner to the industry, making employees successful, innovating, and our impact to society, the financial results will follow.
Can you say a little bit about how you and the leadership were exposed to the benefit corporation idea and then the internal approval process? Frequently, I’ve heard that it’s typically the company lawyers that put the brakes on adopting this structure, so I am very interested in your perspective.
Faddis: It has been an education process. The public benefit corporation, at least in Delaware, has only been around since 2013. The structure is fairly new. We first started thinking about corporate social responsibility formally in 2014, which led us to create and post a corporate citizenship statement on our website. That process was largely driven by our CEO, but in the course of developing that statement, I learned about the PBC structure and that's what started the conversation.
We considered how becoming a PBC aligned to our core values, how we already operated the company, and how our process for making big decisions at the company already involved thinking about the impact to key stakeholders like customers, employees, and partners. As we thought about the long term and the fact that we're becoming more important to the healthcare ecosystem—given that our products have significantly expanded from pharma CRM into areas like data, clinical trials, and safety—it made sense to make a commitment to the industry that we would remain aligned with them. That was a really important consideration.
We also believed a PBC conversion would have a positive impact on current and future employees, helping us retain employees and helping us get consideration from candidates who might not have otherwise thought of us. And this has already started to happen, even before the conversion.
What kind of reaction have you gotten from both investors and industry players?
Faddis: We met with our top 20 investors, other influencers, and proxy advisory firms. For a significant cross-section of investors—especially those that are more ESG-focused, that have been thinking about multistakeholder-ism, or writing about the importance of purpose—I would describe the reaction as almost pent-up demand. There was almost a sense of relief—finally someone's doing this. That was a pretty significant proportion of the shareholders that we spoke to.
There was another set of shareholders that weren't as familiar with the structure. Some had heard of B-Corp, but maybe they didn't understand the distinction between that and the PBC structure. So, there was some education and making sure they understood our rationale and why a PBC conversion is the right move for Veeva. Overall, the reaction has been very positive.

In addition to your announcement, which is the first public company to convert to PBC, it seems like there’s a movement afoot. Have other companies been in touch with you, or do you see any sort of wave of this beyond yourself?
Faddis: I don't think we have the information to say if there is a movement afoot. I would say, the support we've gotten from shareholders would probably be encouraging for other companies that are considering it. Lemonade went out as a PBC from the start, same as Vital Foods. I think you'll see others do so, and without a hitch. So, I think you'll see very little resistance to existing PBCs going public.
Whether there will be companies that are larger, like us, making the conversion, it’s hard to say. It really depends on the specifics of the industry they serve and their shareholder base. And it has to be authentic. If a company's culture is not already geared toward a multi-stakeholder approach and their purpose isn’t consistent with the PBC model, I’m not sure it would make sense.
But I think there will be companies over time that decide that it does make sense for them. I can't predict how soon though.
You are already very stakeholder-driven, and PBC, in some ways, is formalizing that. After you go through this, do you foresee any actual changes to your business?
Faddis: As you said, PBC is more or less codifying how we've been running the business for years now. I think the important thing that PBC does is setup a structure for the long-term and formalize our purpose with our legal charter. That helps us be more public about it and better support how we recruit employees and talk with customers. But behind the scenes, it really doesn't change how we run the company.
Have you heard anything from your customers?
Faddis: We have. As you might imagine, most of the higher-level customer conversations have been with our CEO. It's been interesting. Some European customers that may be familiar with fiduciary duties in the U.K. or France were perhaps surprised that we’re the first large US company to propose becoming a PBC or that some of the multi-stakeholder obligations that PBCs embrace didn't already exist in the U.S.
But again, overwhelmingly it's been viewed as very positive. It formally validates what Veeva has been telling customers for years, and they see that and appreciate it.
Additional Information and Where to Find It
Veeva, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the certain matters described on this page (the “Matters”). Veeva has filed a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies in connection with the Matters.
Timothy C. Barabe, Mark Carges, Paul E. Chamberlain, Ronald E.F. Codd, Peter P. Gassner, Mary Lynne Hedley, Gordon Ritter, Paul Sekhri, and Matthew J. Wallach, all of whom are members of Veeva’s Board of Directors, and Brent Bowman, Veeva’s Chief Financial Officer, are participants in Veeva’s solicitation. Other than Messrs. Gassner and Wallach, none of such participants owns in excess of one percent of the voting power of Veeva’s common stock. Mr. Gassner may be deemed to own approximately 52 percent of the voting power of Veeva’s common stock, and Mr. Wallach may be deemed to own approximately two percent of the voting power of Veeva’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, are included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Matters.
On or about December 4, 2020, Veeva mailed the definitive Proxy Statement and a proxy card to each stockholder entitled to vote at the stockholder meeting to consider the Matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT VEEVA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by Veeva with the SEC in connection with the Matters at the SEC’s website (http://www.sec.gov). Copies of Veeva’s definitive Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by Veeva with the SEC in connection with the Matters will also be available, free of charge, at Veeva’s website (http://www.veeva.com) or by writing to Veeva Systems Inc., Attention: Investor Relations, 4280 Hacienda Drive, Pleasanton, California 94588.